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                                                                    Exhibit 99.1

                        MOTORCAR PARTS & ACCESSORIES, INC
                             2929 California Street
                           Torrance, California 90503

Contact:    Selwyn Joffe
            Chairman of the Board, President and CEO
            Motorcar Parts & Accessories, Inc.
            (310) 972-4005                                 For Immediate Release

                       MPA ANNOUNCES FIRST QUARTER RESULTS

Torrance, California, August 15, 2003 - Motorcar Parts & Accessories, Inc.
(MPAA - Internet billboard) is pleased to announce its operating results for the quarter ended June 30, 2003, the first quarter of its 2004 fiscal year.

Net income for the quarter was $680,000 or $0.08 per share versus $1,971,000 or $0.25 per share for the comparable quarter of the prior year on the basic weighted average number of the shares outstanding and $0.08 per share versus $0.23 per share on the diluted weighted average number of shares outstanding. Sales for the first quarter 2004 declined by approximately $11.3 million from last year's comparable quarter. Sales increased from the March 31, 2003 quarter by approximately $2.6 million.

Selwyn Joffe MPA's Chairman, President and CEO said "I am pleased by the fact that the company has further reduced its net debt balance by approximately $26.5 million for the trailing twelve months and approximately $5.1 million for the quarter ended June 30, 2003. In addition, despite sales declines, operating margins have increased. Importantly, this positions us well for when our sales volume regains strength. We are primarily focused on increasing sales levels while controlling costs".

Mr. Joffe further noted, "The decline in earnings per share is attributable to a number of factors. In the first quarter of fiscal 2003, our income tax expense was calculated at a negligible rate, whereas for the first quarter of fiscal 2004 our income tax expense was calculated at a rate, net of a refund, of 31%. This rate increase (which resulted in a tax expense increase of $329,000) reflects that we no longer have net operating losses for book purposes, although we do for tax purposes. In addition, the legal fees we incurred during the first quarter of fiscal 2004 in connection with our indemnification obligations increased by $345,000 when compared to the amounts incurred in the comparable period of fiscal 2003. Also, during the first quarter of fiscal 2004 we charged $703,000 against net sales in connection with a long-term sales agreement with a customer. Finally, our net income was positively impacted by a period-to-period decrease in interest expense of $323,000, principally attributable to our continuing pay-down of debt."

MPA is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA also assembles and distributes ignition wire sets for imported and domestic cars and light trucks. MPA has facilities in the United States in Torrance, California and Nashville, Tennessee, as well as overseas in Singapore and Malaysia.

DISCLOSURE REGARDING PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This press release may contain certain forward-looking statements with respect to the future performance of the company that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in the company's relationship with any of its customers, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts remanufacturing industry, unforeseen increases in operating costs and other factors discussed herein and in the company's filings with the Securities and Exchange Commission.

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Press Release - Qtr Ending June 30, 2003